Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Biofrontera Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Equity	Common Stock, par value $0.001 per share	Other	5,716,927	(2)	$1.01	(3)	$5,774,096	$153.10 per $1,000,000		$884
Total Offering Amounts							$5,774,096			$884
Total Fees Previously Paid
Total Fee Offsets									$
Net Fee Due										$884

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of the common stock, par value $0.001 per share (the “Common Stock”) of the registrant, as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2) Represents up to 5,384,616 shares of Common Stock that may be issued to the selling stockholders upon conversion of the Company’s 10.0% Senior Secured Convertible Notes (the “Notes”) issued to the Selling Stockholders on November 21, 2024 and up to 332,311 shares of Common Stock that may become issuable upon conversion of the capitalized pay-in-kind interest that may accrue on the Notes through June 30, 2025.

(3) Pursuant to Rules 457(c) and (g) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market LLC on January 15, 2025.